                              POLYMER GROUP, INC.
        Exhibit 12 - Calculation of Ratio of Earnings to Fixed Charges

                                                                              Pro Forma
                                                            Pro Forma         Six Months      Six Months      Six Months
                                                            Year Ended          Ended           Ended           Ended
                                                           December 28,        June 28,        June 28,        June 29,
                                                               1996              1997            1997            1996
                                                           ------------      ------------    ------------    ------------
EARNINGS
--------
Consolidated income (loss) before
 income taxes and extraordinary item                         $30,453            $11,806         $16,401            $ 3,891

Undistributed dividend income from Fabrene                         -                  -               -                  -

Share of equity loss from minority interest
 in Fabrene (27%)                                                  -                  -               -                  -

Interest                                                      37,787             19,410          15,468             20,961

Interest capitalized during period and other credits          (2,669)            (1,936)         (1,936)            (1,356)

Amortization of capitalized debt costs                         1,849              1,003             350                575
                                                             -------            -------         -------            -------
              Earnings                                       $67,420            $30,283         $30,283            $24,071
                                                             -------            -------         -------            -------
FIXED CHARGES
--------------
Interest                                                     $37,787            $19,410         $15,468            $20,961

Amortization of capitalized debt costs                         1,849              1,003             350                575

Interest portion of rental expense                                 -                  -               -                  -
                                                             -------            -------         -------            -------
              Fixed charges                                  $39,636            $20,413         $15,818            $21,536
                                                             -------            -------         -------            -------

      Ratio of earnings to fixed charges (A)                     1.7                1.5             1.9                1.1
                                                             =======            =======         =======            =======

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

                                                                               Fiscal Year Ended
                                                              -----------------------------------------------------     Ten-Week
                                                              December 28,   December 30,  December 31,  January 1,   Period Ended
                                                                  1996           1995         1994         1994      January 2, 1993
                                                              ------------   ------------  ------------  ----------  ---------------
EARNINGS
--------
Consolidated income (loss) before
 income taxes and extraordinary item                            $25,552       $(18,391)    $(14,985)      $ 5,410       $ (615)

Undistributed dividend income from Fabrene                            -              -         (246)         (340)        (113)

Share of equity loss from minority interest
 in Fabrene (27%)                                                     -              -          682           753            -

Interest                                                         36,310         39,801       13,699         4,659          915

Interest capitalized during period and other credits             (2,669)        (1,933)        (483)         (272)           -

Amortization of capitalized debt costs                            1,471          1,150          523           514           98
                                                                -------       --------     --------       -------       ------
              Earnings                                          $60,664       $ 20,627     $   (810)      $10,724       $  285
                                                                -------       --------     --------       -------       ------
FIXED CHARGES
-------------
Interest                                                        $36,310       $ 39,801     $ 13,699       $ 4,659       $  915

Amortization of capitalized debt costs                            1,471          1,150          523           514           98

Interest portion of rental expense                                    -              -            -             -            -
                                                                -------       --------     --------       -------       ------
              Fixed charges                                     $37,781       $ 40,951     $ 14,222       $ 5,173       $1,013
                                                                -------       --------     --------       -------       ------

      Ratio of earnings to fixed charges (A)                        1.6              -            -           2.1            -
                                                                ======        ========     ========       =======       ======
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(A) Fixed charges exceeded earnings for the ten-week period ended January 2,
1993, the year ended December 31, 1994 and the year ended December 30, 1995 by approximately $0.7 million, $15.0 million and $20.3 million, respectively.
However, the Company met all required interest payment and debt obligations during this time period.